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                                               Exhibit 10.4

                            JOURNAL REGISTER COMPANY

                      401(K) EXCESS/DEFERRED COMPENSATION PLAN


     1. Purpose. This plan is established, effective January 1, 1996, for the purpose of providing certain employees of Journal Register Company ("JRC") with benefits which would otherwise be reduced by reason of the restrictive provisions of law applicable to the JRC 401(k) Plan (the "401(k) Plan"). To fulfill this purpose, Eligible Employees will be provided with supplemental benefits to compensate for loss of benefits that would otherwise have been payable under the 401(k) Plan were it not for limitation on benefits payable under such plan imposed by restrictions on participants' elective contributions under sections 402(g) and 401(a)(17) of the Internal Revenue Code and on annual additions under section 415 of the Code. This program is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of management employees.

     2. Definitions.

     (a) "JRC" shall mean the Journal Register Company.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Eligible Employee" shall mean an employee of JRC who becomes eligible for a benefit under this program in accordance with Section 3.

     (d) "401(k) Plan" shall mean the Journal Register Company 401(k) Plan, as it may from time to time be amended.

     (e) "Excess Salary Reduction Amount" shall mean for each calendar year the amount by which an Eligible Employee elects to defer compensation in the form determined by JRC and as further set forth herein. No change in any participant's election to defer compensation under this plan shall be effective with respect to this plan until the calendar year following the year in which the change is made, and the participant's Excess Salary Reduction Amount for the year in which the change is made shall not be affected. Each participant's Excess Salary Reduction Amount may not exceed 30% of his taxable compensation for the year minus the dollar amount deferred by the participant under 401(k) Plan for such year. JRC shall establish such further terms and conditions of elections to defer compensation as it may deem necessary.

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     3. Eligibility and Participation. With respect to a calendar year, each employee of JRC who is a Vice-President of the Company and who has been designated by the Board of Directors of JRC shall be eligible to participate in this plan. Each Eligible Employee shall become a participant as of the date he or she completes such documentation as may be required by JRC as a condition of participation.

     4. Determination of Benefit.

     (a) Account. JRC shall establish an account on behalf of each participant. Such account shall reflect the value of deferred benefits and shall be a bookkeeping entry only.

     (b) Credit for Deferred Salary. As soon as practicable following the first day of each calendar quarter, JRC shall credit to each participant's account that portion of his or her Excess Salary Reduction Amount attributable to compensation paid in the immediately preceding calendar quarter.

     (c) Credit for Matching Contribution. As soon as practicable following the first day of each calendar quarter, JRC shall credit to each participant's account an amount equal to 50% of the first 6% of compensation credited under Paragraph 4(b) for the preceding calendar quarter, or such other amount as may be set by JRC from time to time.

     (d) Credit for Earnings. At least once per year, or at such more frequent intervals as JRC shall determine, each participant's account shall be credited or debited on a reasonable and consistent basis with an increase or decrease equal to the product of (1) the overall rate of return under the 401(k) Plan for the same time period, and (2) the average of the amount in the participant's account on the first day and the last day of the period. However, if JRC elects to set aside any fund for the purpose of providing benefits under this plan, JRC may elect to credit or debit each participant's account by the actual return on such fund for any period. JRC may allow each participant to direct the investment of any fund set aside by JRC for the purpose of providing such participant's benefits hereunder, or to direct the deemed investment of such participant's accounts (irrespective of whether JRC sets aside its own fund to provide benefits), in which case the account of each participant who so directs the investment or deemed investment shall be credited or debited by the gain or loss that would have been actually produced by investment pursuant to the participant's directions.

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     5.     Payment of Benefits.

     (a) Benefit Commencement. Benefits hereunder shall become payable by reason of the participant's death, retirement or other separation from service, and, except as provided in Paragraph 5(b) with respect to a participant's death, such payment shall commence no later than thirty days after the participant's separation from service. Benefits may be paid prior to separation from service in the event of termination of the plan under
Section 7 or in the case of a proven financial hardship or unforeseen emergency, including but not limited to:

            (1) medical expenses described in section 213(d) of the Code incurred by the participant, the participant's spouse, or any child or dependent of the participant (as defined in section 152 of the Code);

            (2)  the purchase of a principal residence for the participant;

            (3) the payment of tuition for the education of the participant, the participant's spouse, or any child or dependent of the participant;

            (4) the need to prevent the eviction of the participant from his or her principal residence or foreclosure on the mortgage of the participant's principal residence; or

            (5) any other event deemed to create an immediate and heavy financial need of the participant as may be determined in the sole discretion of the Board of Directors of JRC.

     In no event shall a member of the Board of Directors who may be a participant take part in any decision concerning distribution of his or her account. No amount shall be payable in the case of such a hardship if there exists any amount which may be withdrawn (whether or not on account of hardship) from the 401(k) Plan.

     (b) Form and Amount of Distribution. At the time the participant separates from service, he shall elect whether such benefits shall be paid in a single sum, or in five annual cash installments or sixty monthly cash installments as nearly equal as possible. JRC shall pay the participant the amount credited to his account in the manner the participant elected; provided, however, that, if the amount credited to the participant's account on the date of the termination of the participant's employment does not exceed $3,500, JRC shall distribute such amount as a single sum. The participant's account shall be credited for earnings pursuant to Paragraph 4(d) for so long as

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there exists any unpaid balance. In the event of the participant's death prior to total distribution of his account, the balance remaining to his credit shall be paid in a single sum to the beneficiary or beneficiaries entitled to any death benefit under the 401(k) Plan as soon as practicable and, unless such beneficiary or beneficiaries cannot be determined or located, not later than 30 days following the participant's death.

     6. Source of Funds. This plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of JRC. Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of JRC and shall be subject to the claims of its general creditors. Each participant shall be a general creditor of JRC to the extent of the value of his or her benefit accrued hereunder, but he or she shall have no right, title, or interest in any specific asset that JRC may set aside or designate as intended to be applied to the payment of benefits under this plan.

     7. Amendment and Termination. JRC reserves the right to amend this plan at any time and from time to time in any fashion, and to terminate it at will. However, to the extent that JRC has the assets with which to pay such benefits, JRC guarantees to the participant (and to persons becoming entitled to benefits under this plan by reason of the death of the participant) the payment of benefits contemplated hereunder, subject to the terms and conditions set forth herein.

     8. Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a participant or any beneficiary of a participant under this plan shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the participant and the beneficiary. Neither the participant nor the beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefit or payments which her or she may expect to receive, contingently or otherwise, under this plan, except the right to designate a beneficiary to receive death benefits provided hereunder. In cases of martial dispute, JRC will observe the terms of the plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a participant agrees to hold JRC harmless from any harm that arises out of JRC's obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

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     9.     Administration. The records to be maintained for the purpose of the plan shall be maintained by the officers and employees of JRC at its expense. All expenses of administering the plan shall be paid by JRC and shall not affect the participants' right to or amount of benefits.

     10. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of JRC.

     11. Applicable Law. This plan shall be construed under the laws of the State of New Jersey.





     IN WITNESS WHEREOF, the foregoing Plan has been adopted pursuant to a Directors' resolution adopted December __, 1995.

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